EXHIBIT 99.1

Applied Industrial Technologies Reports Fiscal 2014
First Quarter Results and Declares Dividend

CLEVELAND, OHIO (October 30, 2013) - Applied Industrial Technologies (NYSE: AIT) today reported first quarter fiscal 2014 sales and earnings for the three months ended September 30, 2013.

Net sales for the quarter were $605.3 million, a decrease of less than 1% when compared with $610.5 million in the same quarter a year ago. Net income for the quarter was $26.8 million, or $0.63 per share, compared with $29.5 million, or $0.70 per share, in the first quarter of fiscal 2013.

Commenting on the results, Applied’s President & Chief Executive Officer Neil A. Schrimsher said, “First quarter sales were below our expectations, as weaker industrial demand continued. Our earnings in the quarter were impacted by the lower volume along with our continued strategic investments across the Service Centers, Fluid Power businesses and Applied MSS.

“Based on the current industrial economic activity and near-term outlook, we are revising our full-year fiscal 2014 sales guidance to a range of $2.43 billion to $2.49 billion. Our full-year fiscal 2014 EPS guidance is revised to a range of $2.65 to $2.95 per share.

“While some economic uncertainty lingers, we are confident about our ability to perform in this industrial economy based on our strong market position, our dedicated associates, and our focused plan to accelerate growth and improve profitability. We are committed to expanding our value-add, extending our market reach, and enhancing our capabilities to serve our customers and generate shareholder value.”

In addition, Mr. Schrimsher announced that the Company’s Board of Directors declared a quarterly cash dividend of $0.23 per common share, payable on November 29, 2013, to shareholders of record on November 15, 2013.

During the quarter, the Company purchased 60,700 shares of its common stock in open market transactions for $3.0 million. At September 30, 2013, the Company had remaining authorization to purchase 1,080,000 additional shares.

Applied will host its quarterly conference call for investors and analysts at 10 a.m. ET on
October 30. The call will be conducted by President & CEO Neil A. Schrimsher and CFO Mark O. Eisele. To join the call, dial 1-800-927-0469 or 1-847-944-7323 (for International callers) prior to the scheduled start using passcode 35737128. A live audio webcast can be accessed online at www.applied.com. A replay of the call will be available for two weeks by dialing 1-888-843-7419 or 1-630-652-3042 (International) using passcode 35737128.

With more than 500 facilities and 5,000 employee associates, Applied Industrial Technologies is a leading industrial distributor that offers more than five million parts to serve the needs of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Applied also offers maintenance training and inventory management solutions that provide added value to its customers. Applied can be visited on the Internet at www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “outlook,” “guidance” and similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.

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For investor relations information, contact Mark O. Eisele, Vice President - Chief Financial Officer, at 216-426-4417. For corporate information, contact Julie A. Kho, Manager - Public Relations, at 216-426-4483.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(In thousands, except per share data)

	Three Months Ended September 30,
	2013	2012
Net Sales	$605,305	$610,519
Cost of sales	435,510	445,986
Gross Profit	169,795	164,533
Selling, distribution and administrative,
including depreciation	130,256	120,215
Operating Income	39,539	44,318
Interest expense, net	61	25
Other (income) expense, net	(1,091)	(459)
Income Before Income Taxes	40,569	44,752
Income Tax Expense	13,725	15,220
Net Income	$26,844	$29,532
Net Income Per Share - Basic	$0.64	$0.70
Net Income Per Share - Diluted	$0.63	$0.70
Average Shares Outstanding - Basic	42,157	41,966
Average Shares Outstanding - Diluted	42,637	42,477

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

There were no LIFO layer liquidation benefits recognized for the quarters ended September 30, 2013 and 2012.

(2) Effective July 1, 2013, the Company aligned the consolidation of the Company's Canadian subsidiaries in the consolidated financial statements which previously included results on a one month reporting lag. The Company has determined that the effect of this change is not material to the financial statements for all periods presented and therefore has not presented retrospective application of this change. The net impact of the lag elimination was $1.2 million of additional income and has been included within "Other (income) expense, net" on the Condensed Statements of Consolidated Income for the quarter ended September 30, 2013.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30,	June 30,
	2013	2013

Assets
Cash and cash equivalents	$76,877	$73,164
Accounts receivable, less allowances of $7,582 and $7,937	320,281	329,880
Inventories	302,404	281,417
Other current assets	34,174	52,819
Total current assets	733,736	737,280
Property, net	81,149	83,243
Goodwill	106,973	106,849
Intangibles, net	87,961	91,267
Other assets	40,270	40,067
Total Assets	$1,050,089	$1,058,706

Liabilities
Accounts payable	$131,195	$136,575
Other accrued liabilities	94,380	109,325
Total current liabilities	225,575	245,900
Other liabilities	49,892	53,191
Total Liabilities	275,467	299,091
Shareholders' Equity	774,622	759,615
Total Liabilities and Shareholders' Equity	$1,050,089	$1,058,706

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(In thousands)

	Three Months Ended September 30,

	2013	2012

Cash Flows from Operating Activities
Net income	$26,844	$29,532
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	3,431	3,022
Amortization of intangibles	3,249	3,055
Amortization of stock appreciation rights and options	636	809
Loss (gain) on sale of property	35	(117)
Other share-based compensation expense	754	1,035
Changes in assets and liabilities, net of acquisitions	(18,014)	(13,456)
Other, net	21	67
Net Cash provided by Operating Activities	16,956	23,947
Cash Flows from Investing Activities
Property purchases	(1,571)	(3,892)
Proceeds from property sales	183	243
Net cash paid for acquisition of businesses, net of cash acquired	—	(35,409)
Net Cash used in Investing Activities	(1,388)	(39,058)
Cash Flows from Financing Activities
Purchases of treasury shares	(3,001)
Dividends paid	(9,746)	(8,867)
Excess tax benefits from share-based compensation	1,516	1,168
Acquisition holdback payments	(606)	(760)
Exercise of stock appreciation rights and options	—	36
Net Cash used in Financing Activities	(11,837)	(8,423)
Effect of Exchange Rate Changes on Cash	(18)	1,765
Increase (decrease) in cash and cash equivalents	3,713	(21,769)
Cash and cash equivalents at beginning of period	73,164	78,442
Cash and Cash Equivalents at End of Period	$76,877	$56,673